Exhibit 5.1

Squire Patton Boggs (US) LLP 221 E. Fourth Street Suite 2900 Cincinnati, Ohio 45202 O +1 513 361 1200 F +1 513 361 1201 squirepattonboggs.com

November 22, 2016

Sterling Bancorp

400 Rella Boulevard

Montebello, New York 10901

Re:       Offering of Shares of Common Shares

Ladies and Gentlemen:

We have acted as counsel to Sterling Bancorp, a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate amount of 4,370,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), which includes 570,000 shares sold upon the exercise of the over-allotment option granted, in accordance with the terms of the Underwriting Agreement, dated November 16, 2016 (the “Underwriting Agreement”), by and among the Company, Credit Suisse Securities (USA) LLC and UBS Securities LLC (collectively, the “Underwriters”). The Common Shares were registered pursuant to the Registration Statement on Form S-3 (File No. 333-201873) (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated February 4, 2015 (the “Base Prospectus”) and the prospectus supplement dated November 16, 2016 (together with the Base Prospectus, the “Prospectus”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including resolutions of the Board of Directors of the Company and authorized committees thereof, and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering the opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As

Sterling Bancorp

November 22, 2016

to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Common Shares have been duly authorized for issuance and, when and if issued and delivered against payment therefor as provided for in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the substantive laws of the State of Delaware, and is given on the basis of the law and the facts existing as of the date hereof. We do not express any opinion herein concerning the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Delaware. Our opinion is based on applicable constitutions, statutes, regulations and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, or if we become aware of any fact that might change this opinion after the date hereof.

This opinion letter is provided for use solely in connection with the offer and sale of the Common Shares, and while the Registration Statement remains effective, and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated above.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein in the section entitled “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Squire Patton Boggs (US) LLP

Squire Patton Boggs (US) LLP